Exhibit 99.1

NEWS

Cooper Tire & Rubber Company Posts Third Quarter 2014 EPS of $0.77;
Unit Volume Grows 14 Percent

•	Third quarter net sales were $920 million, up 11 percent
•	Third quarter operating profit rose to $89 million, or 9.7 percent of net sales
•	Third quarter EPS was $0.77

FINDLAY, Ohio, Nov. 7, 2014 -- For the quarter ended September 30, 2014, Cooper Tire & Rubber Company (NYSE: CTB) today announced that net income attributable to Cooper Tire & Rubber Company was $48 million, or $0.77 per share, compared with a slight loss last year resulting in zero earnings per share. Third quarter 2014 earnings per share reflect an average share count of 61.6 million, which accounts for the initial share delivery under the accelerated share repurchase program launched in August.

Last year’s third quarter was impacted by a number of unusual circumstances, including labor actions at Cooper Chengshan (Shandong) Tire Company Ltd (CCT), the company’s joint venture in China, which resulted in lower production and shipments; higher costs and lower volume associated with shipping inefficiencies related to ERP system implementations; and costs related to a then-pending merger, which subsequently was terminated. As a result, many of the year-over-year comparisons are not representative of the business under normal conditions.

”Our third quarter performance continued the solid trends we saw during the first half. Even after adjusting for the unusual issues last year, we had strong unit volume growth, particularly in the Americas segment. The 14-percent overall unit growth, along with declining raw material costs, allowed us to post an operating margin of 9.7 percent, which is at the high end of our target range,” said Roy Armes, Cooper’s Chairman, Chief Executive Officer, and President.

Net sales were $920 million, an increase of 11 percent from $832 million in 2013. The increase in third quarter sales was the result of higher unit volume of $133 million, which was partially offset by unfavorable price and mix of $49 million. The third quarter of 2013 included $122 million in reduced unit volume associated with the supply issues at CCT.

Third quarter 2014 operating profit was $89 million compared with $28 million for the same period last year. Operating margin was 9.7 percent versus 3.4 percent in 2013. The increase was driven by favorable raw material costs of $86 million, which was partially offset by unfavorable price and mix of $57 million. The company also benefitted from higher unit volume of $25 million, lower products liability costs of $5 million, and $2 million of favorable manufacturing costs compared with last year. The 2013 quarter was negatively affected by a combined $22 million from lower unit volume in both segments and $7 million in manufacturing inefficiencies in the International segment related to the CCT labor issues, as well as $13 million of costs associated with manufacturing curtailments in the Americas segment related to the ERP implementation. Last year’s third quarter also included merger-related costs of $5 million, which were reported in selling, general and administrative costs.

The effective tax rate for the third quarter, including discrete items, was 32.9 percent. The company expects its full year tax rate to be in a range of 30 percent to 35 percent.

For the nine-month period, net income attributable to Cooper Tire & Rubber Company was $131 million, or $2.07 per share, versus $91 million, or $1.42 per share, last year. Sales increased to $2.61 billion from $2.58 billion in 2013. Operating profit for the nine months was $247 million compared with $194 million last year. Operating margin was 9.5 percent versus 7.5 percent.

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Cooper Tire Q3 2014—2

At quarter end, Cooper had $336 million in cash and cash equivalents, compared with $310 million at September 30, 2013, and $327 million at June 30, 2014.

A summary presentation of information related to the quarter is posted on the company's website at http://coopertire.com/Investors/Financials/Quarterly-Summary.aspx.

Americas Tire Operations

Third quarter net sales rose 10 percent to $694 million from $633 million in 2013. Unit shipments increased 11 percent compared with the same period last year. Last year’s third quarter included $29 million of lower unit volume associated with the CCT labor issues. This quarter’s unit volume increase was driven primarily by sales of new, higher margin passenger and light truck products introduced in the past year, as well as higher sales of truck and bus radial tires.

Cooper's total light vehicle tire shipments in the United States increased 11 percent during the quarter. The Rubber Manufacturers Association (RMA) member shipments were up approximately 0.3 percent, and total industry shipments (including an estimate for non-RMA members) increased 3 percent, as reported by the RMA.

The segment's operating profit for the third quarter was $76 million, or 10.9 percent of net sales, compared with $39 million, or 6.1 percent of net sales, last year. The higher operating profit primarily reflected favorable raw material costs of $55 million, higher unit volume of $14 million, and favorable products liability costs of $5 million. These benefits more than offset unfavorable price and mix of $27 million, as well as higher selling, general and administrative costs of $6 million, partially reflective of increased investment in brand awareness. The 2013 quarter included $6 million from lower volume related to the CCT labor issues.

For the nine-month period, net sales increased 2 percent to $1.90 billion from $1.86 billion in 2013. Operating profit was $209 million versus $169 million in 2013. Operating margin was 11.0 percent versus 9.1 percent last year.

International Tire Operations

Net sales rose 19 percent to $313 million from $264 million in 2013. The increase reflects $116 million from the absence of volume related to the CCT labor issues, partially offset by $41 million of unfavorable price and mix, net of exchange rate changes.

Third quarter operating profit was $23 million, or 7.3 percent of net sales, compared with $3 million, or 1.2 percent of net sales, for the same period a year ago. The primary drivers of the operating profit increase were lower raw material costs of $39 million, higher unit volume of $11 million, and $2 million of lower manufacturing efficiencies. These benefits more than offset lower price and mix of $35 million. The 2013 third quarter included $15 million from lower volume and $7 million from inefficiencies related to the CCT labor issues.

For the nine-month period, net sales decreased 1 percent to $950 million from $959 million in 2013. Operating profit was $72 million compared with $62 million for the same period in 2013. Operating margin was 7.6 percent compared with 6.5 percent last year.

Outlook

Third quarter raw material costs declined approximately 2 percent from the second quarter of 2014. The company anticipates that fourth quarter raw material costs will be down slightly from the third quarter. The long-term raw material outlook is for costs to generally trend higher, with periods of volatility.

Capital expenditures for 2014 are expected to be between $175 million and $185 million.

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Cooper Tire Q3 2014—3

“Our positive momentum has continued as we entered the fourth quarter, and raw material costs remain favorable. We expect global tire markets will remain highly competitive, with economies in varying stages of recovery or growth. Our focus on innovation and new products positions us well to take advantage of growth opportunities worldwide. We continue to expect to meet or exceed industry unit volume increases in our largest markets this year,” Armes noted.

“We recently received notice and related documentation from the Chengshan Group that it intends to exercise its option to acquire Cooper’s 65-percent ownership in our CCT joint venture in Rongcheng, China. After reviewing this documentation and working with the Chengshan Group to confirm the necessary steps to move forward, we are proceeding with the proposed sale of Cooper’s interest in CCT to Chengshan in accordance with the process set forth earlier this year. Should Chengshan purchase our stake in the joint venture, we will continue to have offtake rights, with CCT agreeing to produce Cooper-branded products until mid-2018. As I have stated in the past, China will continue to be an important part of Cooper’s long-term growth strategy whether or not we own the joint venture,” Armes concluded.

Third Quarter 2014 Conference Call Today at 11 a.m. Eastern

Management will discuss the financial and operating results for the third quarter of 2014 on a conference call for analysts and investors today at 11 a.m. EST. The call may be accessed on the investor relations page of the company’s website at www.coopertire.com or at http://www.media-server.com/m/p/i34fzv7t. Within two hours following the conference call, the webcast will be archived and available for 30 days at these websites.

Forward Looking Statements

This release contains what the Company believes are “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, regarding projections, expectations or matters that the Company anticipates may happen with respect to the future performance of the industries in which the Company operates, the economies of the United States and other countries, or the performance of the Company itself, which involve uncertainty and risk. Such “forward-looking statements” are generally, though not always, preceded by words such as “anticipates,” “expects,” “will,” “should,” “believes,” “projects,” “intends,” “plans,” “estimates,” and similar terms that connote a view to the future and are not merely recitations of historical fact. Such statements are made solely on the basis of the Company’s current views and perceptions of future events, and there can be no assurance that such statements will prove to be true.

It is possible that actual results may differ materially from those projections or expectations due to a variety of factors, including but not limited to:

•	volatility in raw material and energy prices, including those of rubber, steel, petroleum based products and natural gas and the unavailability of such raw materials or energy sources;
•	the failure of the Company’s suppliers to timely deliver products in accordance with contract specifications;
•	changes in economic and business conditions in the world;
•	failure to implement information technologies or related systems, including failure by the Company to successfully implement an ERP system;
•	increased competitive activity including actions by larger competitors or lower-cost producers;
•	the failure to achieve expected sales levels;
•	changes in the Company’s customer relationships, including loss of particular business for competitive or other reasons;
•
the ultimate outcome of litigation brought against the Company, including stockholders lawsuits relating to the Apollo merger as well as products liability claims, in each case which could result in commitment of significant resources and time to defend and possible material damages against the Company or other unfavorable outcomes;

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Cooper Tire Q3 2014—4

•	changes to tariffs or the imposition of new tariffs or trade restrictions;
•
changes in pension expense and/or funding resulting from investment performance of the Company’s pension plan assets and changes in discount rate, salary increase rate, and expected return on plan assets assumptions, or changes to related accounting regulations;

•	government regulatory and legislative initiatives including environmental and healthcare matters;
•	volatility in the capital and financial markets or changes to the credit markets and/or access to those markets;
•	changes in interest or foreign exchange rates;
•	an adverse change in the Company’s credit ratings, which could increase borrowing costs and/or hamper access to the credit markets;
•	the risks associated with doing business outside of the United States;
•	the failure to develop technologies, processes or products needed to support consumer demand;
•	technology advancements;
•	the inability to recover the costs to develop and test new products or processes;
•
a disruption in, or failure of, the Company’s information technology systems, including those related to cyber security, could adversely affect the Company’s business operations and financial performance;

•	the impact of labor problems, including labor disruptions at the Company, its joint ventures, including CCT, or at one or more of its large customers or suppliers;
•	failure to attract or retain key personnel;
•	consolidation among the Company’s competitors or customers;
•	inaccurate assumptions used in developing the Company’s strategic plan or operating plans or the inability or failure to successfully implement such plans;
•	failure to successfully integrate acquisitions into operations or their related financings may impact liquidity and capital resources;
•	the ability to sustain operations at CCT, including obtaining financial and other operational data of CCT;
•
changes in the Company’s relationship with its joint-venture partners, or changes in the ownership structure of its joint ventures, including changes resulting from the previously announced agreements between the Company and the CCT joint-venture partner, and any changes with respect to CCT’s production of Cooper-branded products;

•
uncertainties associated with any proposed acquisition of the Company’s interest in CCT by its joint- venture partner, including uncertainties relating to the anticipated timing of filings and approvals relating to the transaction, the expected timing of completion of the transaction and the ability to complete the transaction;

•	in the event the acquisition of the Company’s interest in CCT by its joint-venture partner is completed, the ability to find an alternative source for products supplied by CCT;
•	the inability to obtain and maintain price increases to offset higher production or material costs;
•	inability to adequately protect the Company’s intellectual property rights;
•	inability to use deferred tax assets; and
•	the ultimate outcome of legal actions brought by the Company against wholly-owned subsidiaries of Apollo Tyres Ltd.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this release are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that any such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected.

The Company makes no commitment to update any forward-looking statement included herein or to disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement. Further information covering issues that could materially affect financial performance is contained in the Company's periodic filings with the U. S. Securities and Exchange Commission (“SEC”).

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Cooper Tire Q3 2014—5

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (NYSE: CTB) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies located in 11 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire or www.twitter.com/coopertire.

Investor Contact:
Christine Hanneman
419.424.4214
cjhanneman@coopertire.com

Media Contact:
Anne Roman
419.429.7189
alroman@coopertire.com

Cooper Tire & Rubber Company
Consolidated Statements of Operations
(Unaudited)

(Dollar amounts in thousands except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2013	2014	2013	2014

Net sales	$832,419	$920,082	$2,578,226	$2,605,225
Cost of products sold	735,015	762,878	2,172,744	2,152,810
Gross profit	97,404	157,204	405,482	452,415

Selling, general and administrative	69,496	67,829	211,744	205,540
Operating profit	27,908	89,375	193,738	246,875

Interest expense	(6,684)	(7,050)	(21,016)	(20,960)
Interest income	270	305	707	1,088
Other - expense	(348)	(1,253)	(587)	(787)
Income before income taxes	21,146	81,377	172,842	226,216

Income tax expense	17,845	26,740	65,104	75,093

Net income	3,301	54,637	107,738	151,123

Net income attributable to noncontrolling shareholders' interests	3,469	6,938	16,340	19,808

Net income (loss) attributable to Cooper Tire & Rubber Company	$(168)	$47,699	$91,398	$131,315

Basic earnings (loss) per share:

Net income (loss) attributable to Cooper Tire & Rubber Company common stockholders	$(0.00)	$0.79	$1.44	$2.10

Diluted earnings (loss) per share:

Net income (loss) attributable to Cooper Tire & Rubber Company common stockholders	$(0.00)	$0.77	$1.42	$2.07

Weighted average shares outstanding (000s):
Basic	63,365	60,606	63,311	62,504
Diluted	63,365	61,629	64,278	63,473

Segment information
Net sales
Americas Tire	$633,045	$693,938	$1,858,504	$1,896,666
International Tire	264,450	313,415	958,751	950,181
Eliminations	(65,076)	(87,271)	(239,029)	(241,622)

Segment profit (loss)
Americas Tire	$38,762	$75,618	$169,381	$209,080
International Tire	3,083	22,787	62,322	72,394
Eliminations	1,736	(1,118)	2,900	(2,376)
Unallocated corporate charges	(15,673)	(7,912)	(40,865)	(32,223)

These interim statements are subject to year-end adjustments.

Cooper Tire & Rubber Company
Consolidated Balance Sheets
(Unaudited)

(Dollar amounts in thousands)	September 30
	2013	2014

Assets
Current assets:
Cash and cash equivalents	$309,805	$335,778
Notes receivable	68,996	90,098
Accounts receivable	440,997	538,790
Inventories	587,390	602,009
Other current assets	86,861	94,354
Total current assets	1,494,049	1,661,029

Net property, plant and equipment	958,967	971,683
Goodwill	18,851	18,851
Restricted cash	2,653	640
Deferred income taxes	200,284	100,934
Intangibles and other assets	178,164	170,242
	$2,852,968	$2,923,379

Liabilities and Equity
Current liabilities:
Notes payable	$26,526	$184,553
Accounts payable and accrued liabilities	577,639	622,376
Income taxes	13,488	16,961
Current portion of long-term debt	17,917	15,559
Total current liabilities	635,570	839,449

Long-term debt	326,414	325,538
Postretirement benefits other than pensions	294,798	239,282
Pension benefits	401,351	249,529
Other long-term liabilities	159,886	159,692
Deferred income tax liabilities	7,477	6,131
Redeemable noncontrolling shareholder interest	-	168,435
Total parent stockholders' equity	868,052	893,530
Noncontrolling shareholder interest in consolidated subsidiary	159,420	41,793
	$2,852,968	$2,923,379

These interim statements are subject to year-end adjustments.

Cooper Tire & Rubber Company
Consolidated Statements of Cash Flows
(Unaudited)

(Dollar amounts in thousands)

	Nine Months Ended
	September 30
	2013	2014

Operating activities
Net income	$107,738	$151,123
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	99,222	105,319
Deferred income taxes	5,035	2,717
Stock based compensation	6,470	5,845
Change in LIFO inventory reserve	(37,033)	(54,464)
Amortization of unrecognized postretirement benefits	39,133	27,014
Changes in operating assets and liabilities:
Accounts and notes receivable	(40,049)	(187,541)
Inventories	15,210	(35,518)
Other current assets	(15,878)	(2,681)
Accounts payable	(77,932)	58,482
Accrued liabilities	53,053	52,519
Other items	(31,857)	(24,825)
Net cash provided by operating activities	123,112	97,990

Investing activities:
Additions to property, plant and equipment and capitalized software	(135,412)	(112,126)
Proceeds from the sale of assets	532	1,089
Net cash used in investing activities	(134,880)	(111,037)

Financing activities:
Net issuance of (payments on) short-term debt	(6,864)	163,473
Additions to long-term debt	24,527	15,634
Repayments on long-term debt	(18,657)	(13,363)
Accelerated share repurchase program	-	(200,000)
Payment of dividends to noncontrolling shareholders	(9,790)	(2,570)
Payment of dividends to Cooper Tire & Rubber Company shareholders	(19,950)	(19,432)
Issuance of common shares and excess tax benefits on options	1,869	3,890
Net cash used in financing activities	(28,865)	(52,368)

Effects of exchange rate changes on cash	(1,379)	3,462

Changes in cash and cash equivalents	(42,012)	(61,953)

Cash and cash equivalents at beginning of year	351,817	397,731

Cash and cash equivalents at end of period	$309,805	$335,778

These interim statements are subject to year-end adjustments.